Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix Announces Approval of Additional Injection Techniques for DEFLUX®

RALEIGH, NC, November 18, 2013 -Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that The Center for Devices and Radiological Health (CDRH) of the Food and Drug Administration (FDA) has approved the Deflux® premarket approval (PMA) supplement, which requested approval of labeling changes to add two additional techniques for injection, a single intra-ureteric injection (HIT procedure) and a double (proximal and distal) intra-ureteric injection (Double-HIT procedure).

“Deflux® has always been an effective, minimally invasive option for children suffering from vesicoureteral reflux grades II-IV. This approval and update to the Deflux® labeling provides pediatric urologists even more confidence to offer Deflux to families,” said Carolyn Logan, President and CEO of Salix.

Several techniques have been described for the endoscopic treatment of vesicoureteral reflux (VUR) including a subureteric injection (STING procedure), the HIT procedure and the Double-HIT procedure. The Double-HIT procedure is a refinement of the original STING and HIT procedures and has been reported to result in greater clinical success rates.

“Our experience has shown that there is a correlation between the location of the injection and physician experience with greater Deflux® success rates. This update recognizes the evolution of the endoscopic technique and I believe it may improve the results following a single Deflux® injection,” said Dr. Andrew Kirsch, Chief of Pediatric Urology at Children’s Healthcare of Atlanta and Professor of Urology at Emory University School of Medicine.

Indication for DEFLUX

DEFLUX is indicated for treatment of children with vesicoureteral reflux (VUR) grades II-IV.

Important Safety Information about DEFLUX

DEFLUX® (hyaluronic acid/dextranomer) is contraindicated in patients with any of the following conditions: non-functional kidney(s), hutch diverticulum, ureterocele, active voiding dysfunction, and ongoing urinary tract infection.

DEFLUX must not be injected intravascularly as injection into blood vessels may cause vascular occlusion.

DEFLUX should only be administered by qualified surgeons experienced in the use of a cystoscope and trained in subureteral injection procedures.

Safety and efficacy of treatment of duplex systems, use of more than 6 mL of DEFLUX (3 mL at each ureteral orifice) at the same treatment session, and treatment of children under 1 year of age have not been established.

Ureters with grossly dilated orifices may render the patient unsuitable for treatment.

There is a risk of infection and bleeding that is associated with the cystoscopic procedure used to inject DEFLUX. The usual precautions associated with cystoscopy (e.g., sterile technique, proper dilation, etc.) should be followed.

The safety of DEFLUX in the treatment of VUR is based on a randomized study in which 39 children were treated with DEFLUX for VUR, and two nonrandomized studies in which 170 children were treated with DEFLUX for VUR. Treatment-related adverse events from the randomized and the nonrandomized studies were: urinary tract infection (UTI), ureteral dilation, and nausea/vomiting/abdominal pain.

The following adverse events have been reported with Deflux: ureteral obstruction (some cases requiring temporary placement of a ureteric stent), dysuria, hematuria, urgency, frequency, hydronephrosis, pyelonephritis, urinary tract infection, foreign body reaction, calcification and pyrexia.

Please see complete Prescribing Information for DEFLUX.

About Deflux®

Deflux® is a bulking agent indicated for treatment of children with vesicoureteral reflux (VUR) grades II-IV.

Deflux® is a sterile, highly viscous gel of dextranomer microspheres (50 mg/mL) in a carrier gel of nonanimal stabilized hyaluronic acid (15 mg/mL), constituting a biocompatible and biodegradable implant. The dextranomer microspheres range in size between 80 to 250 microns, with an average size of about 130 microns. The stabilized hyaluronic acid acts mainly as a carrier, leaving the dextranomer microspheres at the implant site. Deflux® is the only FDA approved bulking agent for VUR.

Deflux® is under license and manufactured by Q-Med AB for Salix Pharmaceuticals, Inc.

Deflux® is a trademark owned by Galderma S.A.

About VUR

Vesicoureteral Reflux (VUR) is the abnormal retrograde flow of urine into the upper urinary tract which. It is estimated that VUR affects 1% of all children. VUR allows bacteria, which may be present in the urine in the bladder, to reach the kidneys. This can lead to kidney infection, scarring, and damage. VUR is diagnosed and graded, on a scale of I to V, by a fluoroscopic voiding cystourethrogram (VCUG).

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.